Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	March 27, 2012
Executive Vice President
and Chief Financial Officer
(310) 481-8484
or
Michelle Ngo
Vice President and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION CLOSES ON ITS 6.875% SERIES G

CUMULATIVE REDEEMABLE PREFERRED STOCK OFFERING

LOS ANGELES, March 27, 2012 — Kilroy Realty Corporation (NYSE: KRC) today announced that it has closed on its public offering of 4,000,000 shares of 6.875% Series G Cumulative Preferred Stock.  Net proceeds from the offering were approximately $96.4 million, after deducting the underwriting discount and the Company’s estimated expenses.  The Company intends to use the net proceeds from this offering to redeem a portion of the outstanding shares of its 7.80% Series E Cumulative Redeemable Preferred Stock and 7.50% Series F Cumulative Redeemable Preferred Stock and for other general corporate purposes, which may include acquiring properties and repaying outstanding indebtedness, including borrowings under its operating partnership’s unsecured revolving credit facility. The Company plans to redeem all of its outstanding shares of Series E Cumulative Redeemable Preferred Stock and Series F Cumulative Redeemable Preferred Stock on April 16, 2012 for an aggregate redemption price of approximately $126.5 million, plus accrued dividends. Accordingly, because the net proceeds the Company received from this offering will not be sufficient to redeem all of the outstanding shares of its Series E Cumulative Redeemable Preferred Stock and Series F Cumulative Redeemable Preferred Stock, and because the Company may elect to apply a portion of such net proceeds for purposes other than such redemption, the Company plans to finance the remaining portion of the redemption price of the Series E Cumulative Redeemable Preferred Stock and Series F Cumulative Redeemable Preferred Stock with cash on hand or borrowings under the credit facility, or both.

In conjunction with the redemption of all of the Series E Cumulative Redeemable Preferred Stock and Series F Cumulative Redeemable Preferred Stock, the Company will incur a one-time, non-cash charge related to the original issuance costs of approximately $4.9 million, or $0.07 per share, in the first quarter of 2012 and recognize an additional preferred stock dividend accrual of approximately $0.4 million, or less than $0.01 per share, representing the acceleration of the dividend payment accruing from April 1, 2012 to April 16, 2012, which is the redemption date.

This offering of the Series G Cumulative Redeemable Preferred Stock was made pursuant to an effective shelf registration statement and prospectus and related preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Series G Cumulative Redeemable Preferred Stock nor will there be any sale of the Series G Cumulative Redeemable Preferred Stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

When available, copies of the prospectus supplement and related prospectus for this offering may be obtained by contacting Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, telephone (800) 326-5897 or e-mail request to cmclientsupport@wellsfargo.com; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department; telephone (800) 294-1322 or e-mail a request to dg.prospectus_requests@baml.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended.  Forward-looking statements are based on KRC’s current expectations, beliefs and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of KRC’s control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or outcomes.  Numerous factors could cause actual future events to differ materially from those indicated in the forward-looking statements, including, among others:  the ability of the Company to successfully redeem outstanding shares of its Series E Cumulative Redeemable Preferred Stock and Series F Cumulative Redeemable Preferred Stock, risks associated with KRC’s investment in real estate assets, which are illiquid, and with trends in the real estate industry; the availability of cash for distribution and debt service and exposure of risk of default under KRC’s debt obligations; significant competition, which may decrease the occupancy and rental rates of properties; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired properties; and the ability to successfully complete development and redevelopment properties on schedule and within budgeted amounts.  The factors included in this press release are not exhaustive and additional factors could adversely affect KRC’s business and financial performance.  For a discussion of additional risk factors, see the factors included under the caption “Risk Factors” in KRC’s Annual Report on Form 10-K for the year ended December 31, 2011, and KRC’s other filings with the Securities and Exchange Commission.  All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  KRC assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a real estate investment trust active in the office and industrial submarkets along the West

Coast.  For over 60 years, KRC has owned, developed, acquired and managed real estate assets, consisting primarily of Class A real estate properties in the coastal regions of Los Angeles, Orange County, San Diego County, the San Francisco Bay Area and greater Seattle.  At December 31, 2011, KRC owned approximately 11.4 million rentable square feet of commercial office space and 3.4 million rentable square feet of industrial space.

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